Exhibit 99.1

www.nts.com

NEWS RELEASE FOR June 28, 2011 at 6:00 AM EDT

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Closes $14 Million Financing

Private Placement with Mill Road Capital Represents Key Step in Strategic Growth Plan;
Will Fund Future Acquisitions

Calabasas, CA (June 28, 2011)…National Technical Systems Inc. (NASDAQ: NTSC) (“NTS” or the “Company”), a leading provider of testing and engineering services, today announced that it has completed a $14 million private placement of debt and equity with Greenwich, CT-based Mill Road Capital (“Mill Road”), representing a key step in the ongoing implementation of the Company’s strategic growth plan.  NTS intends to use the net proceeds of the private placement to finance one or more future acquisitions.

The financing is the culmination of efforts initiated by the Board almost two years ago to provide NTS with additional capital so it would be in a stronger position to pursue acquisitions and strategic expansion opportunities. The Company is in various stages of discussions with several potential acquisition candidates and expects to begin putting the capital to work in the near future.

“We are seeing more acquisition opportunities than ever and are currently in discussions with several potential acquisition targets,” said NTS CEO William McGinnis.  “We want to be financially positioned to be opportunistic whenever possible.  Securing this financing meaningfully strengthens our negotiating position and will allow us to aggressively pursue strategic acquisitions, a critical component of our plan to consolidate the industry and further enhance NTS’ position as the preeminent supplier of testing and engineering services.”

 "The management team that has been assembled over the past five years has been very effective at combining organic growth with strategic acquisitions, enabling the engineering and testing services to more than double over the past five years," said NTS Chairman Donald J. Tringali.  "With many more acquisition opportunities available than could be financed internally, management began searching almost two years ago, at the Board’s direction, for the right capital partner that would support the Company’s strategic growth plan.  We believe that Mill Road offers the correct balance of debt and equity and puts us in a strong position to immediately pursue strategic and accretive acquisition opportunities that will enable us to deliver more accelerated and meaningful returns to our shareholders. Mill Road’s belief in the growth potential of NTS mirrors that of the Board.  We welcome their increased investment.”

“Mill Road is excited to have the opportunity to further support NTS in the successful execution of its strategic growth plan,” said Justin Jacobs, a Managing Director at Mill Road.  “As a longtime shareholder of NTS, our significant incremental investment in the Company demonstrates our belief in the ability of this strong management team to continue to profitably grow the Company and deliver significant returns to its shareholders.”

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

Mill Road is acquiring 933,333 shares of newly-issued, restricted NTS common stock at $7.50 per share, which is a premium of approximately 13 percent over the closing price of $6.65 per share on Monday, June 27, 2011, and a premium of approximately 15 percent over the Volume Weighted Average Price of $6.54 per share for the 30-day trading period ended June 27, 2011, as calculated by Xignite, Inc.  Mill Road is also investing $7 million in an interest-bearing, five-year subordinated note and in connection with the subordinated note is receiving seven-year warrants to acquire 300,000 shares of NTS common stock exercisable at a price of $0.75 per share.   NTS has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the 933,333 shares of restricted NTS common stock and the 300,000 shares of common stock underlying the warrants.  Terms of the financing entitle Mill Road Capital to one seat on the NTS Board of Directors.

B. Riley & Co. served as financial advisor to NTS in the financing and provided a fairness opinion.  Further terms of the Mill Road Capital private placement financing will be disclosed in a Current Report on Form 8-K to be filed by the Company.

About Mill Road Capital

Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada.  Since its founding in 2004, the firm has successfully executed its investment strategy of identifying and partnering with management teams that are focused on long-term value creation.  The firm’s current portfolio consists of companies in a broad range of industries, including retail, manufacturing, business services, and consumer products.

About National Technical Systems

National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit the Company’s website at www.nts.com or call 800-270-2516.

Forward-Looking Statements

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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